SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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WUHAN GENERAL GROUP (CHINA), INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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December 12, 2011

Dear Stockholder:

On behalf of the Board of Directors, I cordially invite you to attend the 2011 Annual Meeting of Stockholders of Wuhan General Group (China), Inc., which will be held at the Company’s corporate headquarters, Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China, on Wednesday, December 28, 2011, commencing at 9:00 a.m., local time. The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

Your vote on the business to be considered at the meeting is important, regardless of the number of shares you own. Whether or not you plan to attend the meeting, please complete, sign and date the accompanying proxy card and promptly return it in the enclosed prepaid envelope prior to the meeting so that your shares may be represented at the meeting. Returning the proxy card does not deprive you of your right to attend the meeting and to vote your shares in person.

Sincerely yours,

Qi Ruilong
Chief Executive Officer

WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China

Notice of Annual Meeting of Stockholders
To be held on Wednesday, December 28, 2011

Notice is hereby given that the Annual Meeting of Stockholders of Wuhan General Group (China), Inc., a Nevada corporation, will be held on Wednesday, December 28, 2011, at 9:00 a.m., local time, at the company’s corporate headquarters, Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China for the following purposes:

1.	To elect six directors for terms expiring at the 2012 Annual Meeting of Stockholders; and
2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on November 14, 2011 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments. A list of such stockholders will be available for inspection by any stockholder during ordinary business hours at our principal place of business at Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China for the ten day period preceding the Annual Meeting. The stockholder list also will be available for inspection by any stockholder at the time and place of the Annual Meeting. Please mark, sign and date the enclosed proxy card and mail it promptly in the accompanying envelope.

By Order of the Board of Directors,
Qi Ruilong Secretary

Wuhan, People’s Republic of China
December 12, 2011

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete, sign and date the enclosed proxy card and return it in the envelope provided. In the event you attend the Annual Meeting, you may revoke your proxy and vote your shares in person.

WUHAN GENERAL GROUP (CHINA), INC.
Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone
Wuhan, Hubei 430200
People’s Republic of China
(86) 27-5970-0069

Proxy Statement
Annual Meeting of Stockholders
To be held on Wednesday, December 28, 2011

General Information

The Board of Directors of Wuhan General Group (China), Inc., a Nevada corporation, is furnishing this Proxy Statement to the holders of its Common Stock, in connection with its solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the company’s corporate headquarters, Canglongdao Science Park of Wuhan East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China, at 9:00 a.m., local time, on Wednesday, December 28, 2011, and at any and all adjournments thereof. You may obtain directions to the location of the Annual Meeting by visiting www.wuhangeneral.com/2011AnnualMeeting.html.

A proxy delivered pursuant to this solicitation is revocable at the option of the person giving it at any time before it is exercised. A proxy may be revoked, prior to its exercise, by executing and delivering a later dated proxy, by delivering written notice of the revocation of the proxy to the Secretary of Wuhan General prior to the Annual Meeting or by attending and voting at the Annual Meeting. Attendance at the Annual Meeting, in and of itself, will not constitute a revocation of a proxy. Unless previously revoked, the shares represented by the enclosed proxy will be voted in accordance with the stockholder’s directions if the proxy card is duly executed and returned prior to the Annual Meeting. If no directions are specified, the shares will be voted “FOR ALL NOMINEES” recommended by the Board of Directors and in accordance with the discretion of the named proxies on other matters brought before the Annual Meeting.

Wuhan General will bear the expense of preparing, printing and mailing this Proxy Statement and soliciting the proxies it is seeking. In addition to the use of the mails, proxies may be solicited by officers, directors and employees of Wuhan General, in person or by telephone, e-mail or facsimile transmission. Wuhan General also will request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of the underlying shares as of the Record Date and will reimburse the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly completing, signing and returning the enclosed proxy card will help to avoid additional expense.

This Proxy Statement and the enclosed proxy card are first being mailed to stockholders on or about December 13, 2011. A copy of the 2010 Annual Report to Stockholders, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission (the “SEC”), is being mailed with this Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on December 28, 2011:

This Proxy Statement and the 2010 Annual Report to Stockholders are available at www.wuhangeneral.com/2011AnnualMeeting.html.

Voting Rights

Wuhan General’s Common Stock is the only class of securities entitled to vote at the Annual Meeting. The close of business on November 14, 2011 has been fixed as the Record Date for the determination of our stockholders entitled to notice of, and to vote at, the 2011 Annual Meeting. Only stockholders of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, we had outstanding 32,505,000 shares of Common Stock. Each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to the stockholders.

Quorum and Voting Requirements

For each proposal to be considered at the Annual Meeting, the holders of a majority of the number of shares entitled to vote on such matter at the meeting, present in person or by proxy, will constitute a quorum. Both abstentions and “broker non-votes” will be treated as present for purposes of determining a quorum. A “broker non-vote,” however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. “Broker non-votes” are votes that brokers holding shares of record for their customers (i.e., in “street name”) are not permitted to cast under applicable stock market regulations because the brokers have not received instructions (or have received incomplete instructions) from their customers as to certain proposals, and, therefore, the brokers have advised us that they lack voting authority.

With regard to Proposal One (Election of Directors), votes may be cast for the nominees or may be withheld. Each director nominee was recommended by the Board of Directors, and all nominees are current directors, standing for re-election. The election of directors requires a plurality of the votes cast, and the six nominees receiving the greatest number of votes will be elected. Votes that are withheld, abstentions and broker non-votes are not considered “votes cast” and therefore will have no effect on the outcome of Proposal One.

Proposal One:
Election of Directors

Action will be taken at the Annual Meeting for the election of six directors. Each director elected at the Annual Meeting will serve until the 2012 Annual Meeting or until his successor is elected and qualified. Proxies can be voted for only six nominees.

The Board of Directors has no reason to believe that any of the nominees for director will not be available to stand for election as director. However, if some unexpected occurrence should require the substitution by the Board of Directors of some other person or persons for any one or more of the nominees, the proxies may be voted in accordance with the discretion of the named proxies “FOR” such substitute nominees.

The term of David K. Karnes expires at this year’s Annual Meeting and he has decided not to stand for re-election. Because of Mr. Karnes’s decision not to stand for re-election, there will be a vacant seat on the Board of Directors that will not be filled at the Annual Meeting. Following the Annual Meeting, Wuhan General will not be in compliance with NASDAQ Rule 5605(b)(1), which requires that a majority of the Board of Directors be independent. Under NASDAQ Rule 5605(b)(1)(A), we believe that Wuhan General will be required to regain compliance with this requirement by the earlier of our next annual meeting of stockholders or December 28, 2012. We intend to regain compliance with this requirement prior to the expiration of the cure period provided by NASDAQ.

The name, age, principal occupation for the last five years, selected biographical information and period of service as a director of Wuhan General of the nominees for election as directors are set forth below.

Nominees for Director

Huang Zhaoqi, age 49. Mr. Huang has served as a director since April 2009. Mr. Huang also became Vice General Manager (Turbine) in April 2009. Prior to this, Mr. Huang held various executive positions, including Assistant President, Director of Administration and Vice General Manager, at Wuhan Blower Co., Ltd. from October 2006 until April 2009. From 2004 until 2006, Mr. Huang served as the Manager of the Enterprise Administration Department of Kingway Brewery Holdings Limited, a Chinese brewery company listed on the Hong Kong Stock Exchange. Mr. Huang has over 20 years of engineering and managerial experience. Mr. Huang holds an MBA from Macau University of Science and Technology. Mr. Huang’s management and board level experience provides our Board with valuable insight on risk management and our industry.

Brian Lin, age 46. Mr. Lin has served as a director since April 2007. Since October 2006, Mr. Lin has served in various executive positions and on the board of directors of China Fire & Security Group, Inc., a developer and manufacturer of fire safety products in China. Currently, Mr. Lin serves as Chief Executive Officer at China Fire & Security. Since January 2006, Mr. Lin has served as Vice President of Sureland Industrial Fire Safety Limited, a leading provider of industrial fire protection systems for industrial clients in China, and a subsidiary of China Fire & Security Group, Inc. Prior to joining Sureland, from 2001 to 2005, Mr. Lin served as Chief Executive Officer and Executive Director of Beijing Linkhead Technologies, a value-added reseller of telecommunications products in China. Mr. Lin has served as a director of eFuture Information Technology, Inc. since July 2008 and currently serves as the Chairman of its Audit Committee. Mr. Lin provides the Board and Audit Committee with expertise in the areas of finance, financial reporting, accounting, corporate governance and risk management.

Qi Ruilong, age 48. Mr. Qi has served as Chief Executive Officer, President, Secretary and director since April 2010. Mr. Qi has more than 15 years of experience serving as Chief Executive Officer and a senior manager at several multi-million dollar manufacturing organizations in China. From May 2005 to April 2010, Mr. Qi served as the Chairman and Chief Executive Officer of Zhong Xin Guo Lian Investment LLC, an investment and asset management company based in Beijing, China. From December 2000 to September 2004, Mr. Qi served as Chief Executive Officer of Wuhan Li Nuo Solar Energy LLC, which mainly produces solar thermal conversion materials and solar photovoltaic generation materials. From December 1997 to December 2000, Mr. Qi was employed as the Chief Executive Officer and Vice President of Wuhan Cable (Group) LLC, which was the predecessor company of China Aerospace Times Electronics Co., Ltd. Mr. Qi also served as Vice President of Tian Jing New Giant International Trade LLC from April 1996 to August 1997 and as Manager of China Mechanical Equipment LLC from July 1986 to March 1996. Mr. Qi received a Bachelor’s Degree of Science in mechanical engineering from Tsinghua University in 1986. As Chief Executive Officer of the Company, Mr. Qi provides the Board with an intimate understanding of the Company’s operations and industry.

Shi Yu, age 41. Mr. Shi has served as a director since March 2009. He has over 21 years of banking and financial management experience. Since October 2008, Mr. Shi has served as the General Manager of Wuhan Zhong Sheng Credit Union, which is a private company in the business of providing small loans to small companies and individuals. From May 2006 to October 2008, Mr. Shi served Hubei Zongkun Zhaofu Investment Guaranty Co., Ltd. as its legal representative, President and General Manager and he was responsible for the daily operations and management of the company. Hubei Zongkun is in the business of providing financial and investment advice as well as small loans and loan guarantees to small businesses and individuals. From March 2003 to May 2006, Mr. Shi served as the President of the Hannan branch of the Bank of China, which is a state-owned commercial bank. Mr. Shi holds an MBA from North Jiaotong University. Mr. Shi’s extensive experience in the banking industry provides the Board with a greater understanding of the banking industry and valuable financial reporting and risk management expertise.

Xu Jie, age 49. Chairman of the Board. Mr. Xu has served as Chairman of the Board since February 2007. From February 2007 to April 2010, Mr. Xu also served as President, Chief Executive Officer and Secretary of the Company. He has over 21 years of production experience, and worked in the Wuhan Blower Works sales department from 1979 until 1998. Mr. Xu is also the controlling stockholder and Director of Fame Good International Limited, which is our controlling stockholder. As the founder of the Company, Mr. Xu provides the Board with considerable institutional knowledge and an important long-term perspective on the Company and the industry as a whole.

Zheng Qingsong, age 38. Mr. Zheng has served as a director since March 2008. Mr. Zheng has practiced law in China since 1998, and he is currently Vice Director and a partner at Hubei Junlin Law Firm. Mr. Zheng received his law degrees from Wuhan Jianhan University and Zhongnan University of Economics and Law. In 2006, Mr. Zheng was selected as a member of the Chinese People’s Political Consultative Committee of Wuhan Hongshan District. Mr. Zheng’s extensive legal experience provides valuable insight to the Board.

The Board of Directors recommends a vote “FOR ALL NOMINEES”
listed in Proposal One for election to the Board of Directors.

Executive Officers of Wuhan General

Our executive officers are elected annually and serve at the pleasure of the Board of Directors. The following sets forth certain information with respect to our executive officers. The biographies of Messrs. Qi and Huang are provided above under “Proposal One: Election of Directors.”

Name	Age	Position
Qi Ruilong	48	President, Chief Executive Officer and Secretary
Philip Lo	45	Chief Financial Officer and Treasurer
Ge Zengke	57	General Manager
Huang Zhaoqi	49	Vice General Manager (Turbine)
Chen Juntao	32	Vice President and Vice General Manager (Blower)

Philip Lo.  Mr. Lo has served as Chief Financial Officer and Treasurer of the Company since January 2010. Since November 2011, Mr. Lo has served as an independent director, Chairman of the Audit Committee and a member of the Compensation Committee for QKL Stores Inc., a regional supermarket chain in Northeastern China that is listed on NASDAQ. From April 2009, Mr. Lo has served as an independent non-executive director of Styland Holdings Limited, which engages in the businesses of brokerage and financing, trade, property investment and infrastructure and is listed in Hong Kong. Also from December 2007, Mr. Lo has served as the Managing Director of AW Financial Consultancy Limited, which is in the business of providing financial consulting services. Also, from December 2007 to January 2009, Mr. Lo served as the Chief Financial Officer of Wuhan Zhongye Yangluo Heavy Machinery Co., Ltd., which produces and manufactures steel products in China. From June 2006 to December 2007, Mr. Lo was employed as an Auditing Senior Manager at Albert Wong & Co., a professional accounting firm based in Hong Kong. From December 2005 to April 2006, Mr. Lo served as the Accounting Manager at Ligo Silicone Rubber Technology China, Ltd. Mr. Lo served as the Financial Director of Hang Chi Enterprise Co., Ltd., the holding company of the Wah Fung Group, which is in the knitted fabric manufacturing business, from 1994 to 2005. Mr. Lo received his diploma in accountancy from Hong Kong Shue Yan College in 1989 and a Degree of Bachelor of Commerce in Accountancy with Merit from the University of Wollongong in Australia in 1992. In 1994, Mr. Lo received his CPA Programme of Australian Society of CPAs, Core I, Core II, Management Accounting, Management Information System & Treasury. Mr. Lo is a member of CPA Australia and the Hong Kong Institute of Certified Public Accountants. He is fluent in English, Mandarin and Cantonese.

Ge Zengke.  Mr. Ge has served as General Manager of Wuhan General since February 2007. He has served as an executive at Wuhan Generating since January 2006. Mr. Ge also served as a director of Wuhan General from April 2007 to April 2010. From 2002 until 2006, Mr. Ge served as General Manager of Wuhan Changli Power Station Equipment Co. Ltd. Throughout his career, Mr. Ge has served as General Manager with several other companies, including Wuhan Qihong Enterprises Development Co., Ltd (a foreign venture) and Wuhan Xiangshuo Science and Technology Co., Ltd. Mr. Ge has served as a Manufacturing Planner, Dispatcher and Director of Wuhan Steam Turbine Generator Plant. He also has served as head of a Generator Plant with Changjiang Energy Group and as Director of Generator Works with the China Chang Jiang Energy Corporation, which later became Wuhan Turbine Works.

Chen Juntao.  Mr. Chen has served as Vice President and Vice General Manager (Blower) since March 2008. From 2007 to 2008, Mr. Chen served as the Assistant Chairman of the Board of Hubei Bingjing Group and the Administration Director of Wuzhou Construction Material Co., Ltd. From 2005 to 2007, Mr. Chen served as the Assistant President of Guangdong Lianguan Industry Holding, where he was responsible for the administrative affairs of the company and assisting the President with various marketing, management and financial functions. From 2003 to 2005, Mr. Chen served as the Executive Assistant to the President and the Vice General Manager of Xiangfan Baimeng Investment Co., Ltd. Mr. Chen was responsible for work relating to the early development of Huazong Guangcai Great Market, one of the largest real estate businesses in Central China, and for overseeing external affairs with Chinese government authorities during his tenure. Prior to these positions, Mr. Chen worked with various Chinese law firms and government offices as a lawyer. Mr. Chen received his law degree from China University of Political Science and Law in 1998 and completed graduate studies in civil law and management of administrative affairs in 2003.

Corporate Governance

We have established corporate governance practices designed to serve the best interests of Wuhan General and our stockholders. We are in compliance with the current corporate governance requirements imposed by the Sarbanes-Oxley Act of 2002, the rules and regulations of the SEC and the listing standards of The Nasdaq Stock Market, except for NASDAQ’s minimum bid price requirement. Our current Code of Business Conduct and Ethics and charters for certain committees of the Board of Directors are available on our corporate website at www.wuhangeneral.com under the heading “Investor Relations.”

Set forth below is information regarding the meetings of the Board of Directors during 2010, a description of the Board’s standing committees and additional highlights of our corporate governance policies and procedures.

Committees and Meetings of the Board of Directors

Board Composition.  The Board of Directors presently consists of seven members. The current members of the Board of Directors are Huang Zhaoqi, David K. Karnes, Brian Lin, Qi Ruilong, Shi Yu, Xu Jie and Zheng Qingsong. The term of David K. Karnes expires at this year’s Annual Meeting and he has decided not to stand for re-election. The Board has determined that the following directors, who constitute a majority of the Board (four), are independent in accordance with the Nasdaq and SEC rules governing director independence: David K. Karnes, Brian Lin, Shi Yu and Zheng Qingsong.

Meetings of the Board of Directors.  During 2010, the Board of Directors met two times. During that period, each of the incumbent directors attended at least 75% of the aggregate number of meetings held by the Board and by each of the committees on which such director served, except for Messrs. Huang, Karnes and Yu.

Board Committees.  Our Board of Directors currently has two standing committees: the Audit Committee and the Compensation Committee. The principal functions and the names of the directors currently serving as members of each of those committees are set forth below. In accordance with applicable Nasdaq and SEC requirements, the Board of Directors has determined that each director serving on the Audit and Compensation committees is an independent director.

Audit Committee.  The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to our financial matters. The Audit Committee operates under a written charter, a copy of which is available on our website at www.wuhangeneral.com under the heading “Investor Relations.” Under the charter, the committee’s principal responsibilities include reviewing our financial statements, reports and releases; reviewing with the independent auditor all critical accounting policies and alternative treatments of financial information under generally accepted accounting principles; and appointing, compensating, retaining and overseeing the work of the independent auditor.

The Audit Committee met four times during 2010. The current members of the Audit Committee are Brian Lin (Chairman), David K. Karnes and Shi Yu. The Board of Directors has determined that Mr. Lin is an “audit committee financial expert,” as that term is defined in SEC rules.

Compensation Committee.  The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. The Compensation Committee operates under a written charter, a copy of which is available on our website at www.wuhangeneral.com under the heading “Investor Relations.” Under the charter, the committee’s principal responsibilities include making recommendations to the Board on the Company’s compensation policies, determining the compensation of senior management, making recommendations to the Board on the compensation of independent directors and approving performance-based compensation.

The Compensation Committee met three times during 2010. The current members of the Compensation Committee are Shi Yu (Chairman), David K. Karnes and Brian Lin.

Director Nominations

We do not have a formally constituted nominating committee or charter. Instead, our Board of Directors adopted a Director Nomination Policy, which provides for the nomination of persons to serve on our Board upon the approval of a majority of our independent directors. The qualifications of recommended candidates also will be reviewed and approved by the full Board. Our Board, through the adoption of the Director Nomination Policy, has indicated its preference for this approach. Under the Director Nomination Policy, the independent directors consider the following factors when qualifying candidates: current composition of the Board and the characteristics of each candidate under consideration, including that candidate’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities. When considering a director standing for re-election, in addition to the factors described above, the independent directors consider that individual’s past contribution and future commitment to the Company. The independent directors evaluate all candidates, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes.

The Board of Directors has not adopted a formal policy with regard to the consideration of diversity in identifying director nominees. In determining whether to recommend a director nominee, the independent directors consider and discuss diversity, among other factors, with a view toward the needs of the Board of Directors as a whole. The independent directors generally conceptualize diversity expansively to include, without limitation, concepts such as race, gender, national origin, differences of viewpoint, professional experience, education, skill and other qualities or attributes that contribute to Board heterogeneity, when identifying and recommending director nominees. The independent directors believe that the inclusion of diversity as one of many factors considered in selecting director nominees is consistent with the Board’s goal of creating a Board of Directors that best serves the needs of the Company and the interest of its stockholders.

For information regarding director nominations by security holders, see “Corporate Governance —  Corporate Governance Policies — Policy for Consideration of Director Candidates Recommended by Security Holders.”

Corporate Governance Policies

In addition to corporate governance matters described throughout this Proxy Statement, some additional highlights of our corporate governance policies and procedures are set forth below:

Board Leadership Structure.  Our Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board of Directors believes it is in the best interest of the Company to make that determination based on the position and direction of the Company and the membership of the Board. In April 2010, Mr. Xu resigned as our Chief Executive Officer, but retains the position of Chairman of the Board. Upon Mr. Xu’s resignation, our Board of Directors appointed Mr. Qi as Chief Executive Officer. Although the positions of Chairman and Chief Executive Officer are currently held by two individuals, in the future we may allow one individual to hold these two positions if the Board of Directors believes that it is in the best interests of the Company and its stockholders.

Risk Management.  The Company’s management is responsible for day-to-day risk management of the company. Management reports to the Board of Directors on the material risks the Company faces when management determines that the Company’s risk profile materially changes. The Board of Directors uses management’s reports to evaluate the Company’s exposure to risks in light of the Company’s business plan and growth strategies. The Board of Directors primarily focuses on risks in the areas of operations, liquidity and regulatory changes and compliance, which the Board of Directors believes are the areas most likely to have a potential impact on the Company in a material way.

Consideration and Determination of Executive Compensation.  The Compensation Committee has the primary authority to determine our compensation philosophy and to establish compensation for our executive officers. In establishing executive officer compensation, the Compensation Committee uses its subjective evaluation of the executives’ performance and responsibilities, our overall performance and the Chief Executive Officer’s recommendations. The Compensation Committee has not used any compensation consultant in setting executive salaries, or in determining other components of executive compensation, nor does it seek formally to benchmark the compensation of our executive officers against compensation paid by other companies to their executives.

Management plays a significant role in the compensation-setting process. The most significant aspects of management’s role are:

•	evaluating employee performance;
•	preparing information for Compensation Committee meetings;
•	establishing business performance targets and objectives;
•	providing background information regarding the Company’s strategic objectives; and
•	recommending salary levels and equity awards.

Risk Management related to Compensation Policies and Practices.  We do not believe that our compensation policies and practices encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and practices encourages our employees to remain focused on both our short- and long-term goals.

Code of Ethics.  Our Code of Business Conduct and Ethics (the “Code of Ethics”) applies to all of our directors, executive officers and employees. The Code of Ethics is available on our website at www.wuhangeneral.com under the heading “Investor Relations.” We intend to disclose any amendments to our Code of Ethics, and any waiver from a provision of the Code of Ethics granted to our Chief Executive Officer, Chief Financial Officer or Controller, on our website within four business days following such amendment or waiver.

Executive Sessions of Independent Directors.  The Board of Directors is responsible for scheduling regular executive sessions of our independent directors. At executive sessions, our independent directors meet without management or any non-independent directors present. The independent directors are responsible for establishing the agenda at executive sessions. The Board believes that executive sessions foster open and frank communication among the independent directors, which will ultimately add to the effectiveness of the Board, as a whole.

Committee Authority to Retain Independent Advisors.  Each of the Audit Committee and the Compensation Committee has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by Wuhan General.

Accounting Complaint Policy.  The Audit Committee has established procedures for the treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.

No Executive Loans.  We do not extend loans to executive officers or directors, and we have no such loans outstanding.

Policy for Director Attendance at Annual Meetings.  It is the policy of Wuhan General and our Board of Directors that all directors attend the Annual Meeting of Stockholders and be available for questions from stockholders, except in the case of unavoidable conflicts. All of our directors attended our 2010 Annual Meeting of Stockholders.

Process for Security Holders to Send Communications to the Board.  We encourage security holder communication with the Board of Directors. Any security holder who wishes to communicate with the Board or with any particular director, including any independent director, may send a letter to the Secretary of Wuhan General at our principal executive offices. Any communication should indicate that you are a Wuhan General security holder and clearly specify whether it is intended to be made to the entire Board or to one or more particular director(s).

Policy for Consideration of Director Candidates Recommended by Security Holders.  We welcome recommendations for director candidates from security holders. In order to make a recommendation, a security holder should submit the following information to the Board of Directors:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;
•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read our Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code of Ethics or required a waiver, (4) is, or is not, “independent” as that term is defined by Nasdaq and SEC rules, and (5) has no plans to change or influence the control of Wuhan General;
•	the name of the recommending stockholder as it appears in our books, the number of shares of Common Stock that is owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name (if the recommending person is not a stockholder of record, he or she should provide proof of share ownership);
•	personal and professional references, including contact information; and
•	any other information relating to the candidate required to be disclosed in a proxy statement for election of directors under Regulation 14A of the Securities Exchange Act of 1934, as amended.

This information should be sent to the Board of Directors, c/o Secretary at our principal executive offices, who will forward it to the Board of Directors. The Board of Directors does not necessarily respond to security holder recommendations.

Report of Audit Committee

Notwithstanding anything to the contrary set forth in any of Wuhan General’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement, in whole or in part, the following report shall not be incorporated by reference into any such filings.

The Audit Committee of the Board of Directors is composed of three directors and operates under a written charter adopted by the Board of Directors, a copy of which is available on our website at www.wuhangeneral.com under the heading “Investor Relations.” The members of the committee meet the independence requirements of SEC rules and Nasdaq listing standards.

Management is responsible for Wuhan General’s internal controls, financial reporting process and compliance with laws, regulations and ethical business standards. The independent auditors are responsible for performing an independent audit of Wuhan General’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the committee certify that the independent auditor is “independent” under applicable rules. The committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the committee’s members in business, financial and accounting matters.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Wuhan General’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

Wuhan General’s independent auditors also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB, and the Audit Committee discussed with the independent auditors that firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditors and the Audit Committee’s review of the representation of management and the report of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Wuhan General’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC.

Brian Lin, Chairman David K. Karnes Shi Yu

Auditor Fees

The Audit Committee has selected Samuel H. Wong & Co., LLP (“SHW”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2011. We first engaged SHW in March 2007, and it has served as our principal accounting firm since that time. A representative of SHW is expected to be present at the 2011 Annual Meeting of Stockholders and will be available to respond to appropriate questions. The representative also will have an opportunity to make a statement if he or she desires to do so. Approval of our accounting firm is not a matter required to be submitted to the stockholders. The fees paid or payable for services rendered by SHW for fiscal 2010 and 2009 were as follows:

Audit Fees.  The aggregate fees billed by SHW for professional services rendered for the audit of our annual financial statements included in our Annual Report on Form 10-K and the reviews of the financial statements included in our quarterly reports on Form 10-Q totaled $165,583 for the fiscal year ended December 31, 2010 and $190,248 for the fiscal year ended December 31, 2009.

Audit-Related Fees.  There were no fees billed by SHW related to assurance and similar services for the fiscal years ended December 31, 2010 and 2009.

Tax Fees.  There were no fees billed by SHW for professional services rendered for tax compliance, tax advice or tax planning for the fiscal years ended December 31, 2010 and 2009.

All Other Fees.  There were no other fees for services provided by SHW for the fiscal years ended December 31, 2010 and 2009.

The Audit Committee Charter provides that the Audit Committee has sole authority and responsibility to approve in advance the retention of independent auditors for the performance of all audit and lawfully permitted non-audit services and the fees paid for such services. Pre-approval of non-audit services is not required if it falls within an exception established by the SEC. The policy authorizes the committee to delegate to one or more of its members pre-approval authority with respect to permitted services.

Executive and Director Compensation

Executive Compensation

The following table sets forth information concerning the annual compensation earned by our named executives for the periods specified. None of our other executive officers received total compensation in excess of $100,000 for 2010.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	All Other Compensation ($)(1)	Total ($)(1)
Qi Ruilong(2) Chief Executive Officer, President and Secretary	2010	82,500	—	82,500
Philip Lo(3) Chief Financial Officer and Treasurer	2010	116,000	11,658	127,658

(1)	The amounts shown in this table were paid in RMB and were translated into U.S. dollars at the rate of $0.14752 per RMB for 2010, which is the average 12 month exchange rate that the Company used in its audited financial statements for such year.
(2)	Qi Ruilong became Chief Executive Officer, President and Secretary in April 2010. Pursuant to his employment agreement, Mr. Qi receives an annual base salary of $120,000.
(3)	Philip Lo became Chief Financial Officer and Treasurer in January 2010. Pursuant to his employment agreement, Mr. Lo receives an annual base salary of $120,000.

Other than our Chief Executive Officer and Chief Financial Officer, our executive officers receive an annual salary and a monthly bonus. The annual salaries range from approximately $15,800 to $18,000. The monthly bonuses vary depending on the performance of the Company. In 2010, each executive officer other than Qi Ruilong and Philip Lo received bonuses of up to $1,000.

In accordance with PRC law, we contribute specified amounts to government-managed benefit plans for our employees. Benefits include pension, medical insurance, disability and unemployment. The amounts of our contributions are specified by the PRC government based on each employee’s compensation and length of service, up to a maximum required contribution. The PRC government is responsible for the payment of benefits to employees.

Bonuses and Deferred Compensation

We do not have any bonus, deferred compensation or retirement plans.

Stock Option Plan

On November 30, 2007, our Board of Directors adopted the Wuhan General Group (China), Inc. 2007 Stock Option Plan, which we refer to as the “2007 Plan.” The 2007 Plan, which became effective on November 30, 2007, is intended to assist us in recruiting and retaining individuals with ability and initiative by enabling such persons to participate in our future success by aligning their interests with those of the Company and its stockholders. The 2007 Plan provides that the maximum number of shares of the Company’s Common Stock that may be issued under the 2007 Plan is 3,000,000 shares. The 2007 Plan will expire on November 30, 2017. The above description is qualified in its entirety by reference to the Wuhan General Group (China), Inc. 2007 Stock Option Plan, a copy of which was filed as Exhibit 10.1 to our Form 8-K filed on December 6, 2007.

No stock options or other equity compensation awards were granted to executive officers during the fiscal years ended December 31, 2010 and 2009.

Director Compensation

Our Board of Directors has established a compensation package for outside directors who are independent in accordance with the Nasdaq and SEC rules governing director independence. The compensation package provides for the following:

•	Each eligible director residing outside of China receives an annual $35,000 cash retainer and each eligible director residing in China receives an annual $20,000 cash retainer.
•	Each eligible director residing in Wuhan, China receives a $1,000 fee for each board or committee meeting attended. Each eligible director residing outside of Wuhan, China receives a $1,000 fee for each board or committee meeting attended by telephone and $5,000 for each board or committee meeting attended in person.
•	Each eligible director receives the option to purchase 20,000 shares of our Common Stock per year. The stock options vest in four equal quarterly installments over one year.
•	The Chairman of our Audit Committee receives an additional annual fee of $5,000.
•	All directors are reimbursed for out-of-pocket expenses associated with their service to the Company.

We do not currently provide our non-independent directors with any additional compensation, including grants of stock options, for their services on the Board of Directors, except for reasonable out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

The following table sets forth information concerning the compensation of our non-management directors for the year ended December 31, 2010.

2010 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
David K. Karnes(2)	23,000	9,200	32,200
Brian Lin	26,000	9,200	35,200
Shi Yu	21,000	9,200	30,200
Zheng Qingsong	21,000	9,200	30,200

(1)	As of December 31, 2010, our non-management directors held the following stock options:

Name	Stock Options
David K. Karnes	80,000
Brian Lin	80,000
Shi Yu	40,000
Zheng Qingsong	40,000
(2)	The term of David K. Karnes expires at this year’s Annual Meeting and he has decided not to stand for re-election.

Employment Agreements with Executive Officers

In accordance with Chinese law, our Chinese operating subsidiaries maintain basic employment agreements with all our employees, including our executive officers. Under these agreements, our executive officers are not entitled to severance payments upon the termination of their employment agreements or a change of control of the Company. They are subject to customary non-competition and confidentiality covenants.

In addition, we have a separate employment agreement with Qi Ruilong, our Chief Executive Officer, President and Secretary; and Philip Lo, our Chief Financial Officer and Treasurer. Mr. Qi receives a monthly salary of $10,000 and will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with his services. Mr. Qi also is eligible for benefits customarily available to employees in comparable positions with the Company. In addition, at the discretion of the Board’s Compensation Committee, Mr. Qi may receive an option to purchase stock in the Company. Mr. Lo receives a monthly salary of $10,000 and will be reimbursed for all reasonable out-of-pocket expenses incurred in connection with his services. Mr. Lo also is eligible for benefits customarily available to employees in comparable positions with the Company. In addition, at the discretion of the Board’s Compensation Committee, Mr. Lo may receive an option to purchase stock in the Company.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Karnes, Lin and Shi. None of the members of the Compensation Committee is a current or former officer or employee of Wuhan General or any of our subsidiaries. There are no compensation committee interlocks or insider participation in compensation decisions that are required to be disclosed in this Proxy Statement.

Equity Compensation Plan Information

We maintain one stock-based employee compensation plan — the 2007 Stock Option Plan, which we refer to as the “2007 Plan.” The maximum aggregate number of shares of Common Stock that may be issued under this plan and to which awards may relate is 3,000,000 shares.

The following table provides information about option awards under the 2007 Plan as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in first column)
Equity compensation plans previously approved by security holders	240,000	$3.82	2,760,000
Equity compensation plans not approved by security holders	—	—	—
Total	240,000	$3.82	2,760,000

Related Party Transactions

The amounts shown below that were originally denominated in RMB have been translated into U.S. dollars at the rate of $0.1574 per RMB, the exchange rate as of the Record Date.

On December 13, 2010, the Company entered into a series of agreements designed to reduce the overhang of the Company’s Series A, B, C, AA, BB and JJ warrants and to simplify the Company’s capital structure.

With respect to the Series A and Series B warrants, each Series A and Series B warrant holder was given the option to (i) sell all or part of such holder’s warrant to Fame Good International Limited (“Fame Good”) for $0.50 per share of warrant stock pursuant to the Warrant Purchase Agreement and/or (ii) exchange all or part of such holder’s warrant for the issuance by the Company of 0.5 shares of the Company’s Common Stock per share of warrant stock pursuant to the Series A and B Warrant Exchange Agreement. Fame Good is the Company’s controlling stockholder; our Chairman of the Board, Xu Jie is the controlling stockholder and Director of Fame Good.

The Series A and Series B warrant holders sold warrants to purchase an aggregate of 3,913,905 shares of Common Stock to Fame Good under the Warrant Purchase Agreement and exchanged warrants to purchase an aggregate of 9,865,222 shares of Common Stock with the Company under the Series A and B Warrant Exchange Agreement. The warrant purchase closed on December 13, 2010, and the warrant exchange with the Series A and Series B warrant holders, other than Fame Good, closed on the same date. The warrant exchange with Fame Good closed on January 21, 2011. In total, Wuhan General issued 4,932,609 shares of Common Stock in connection with the recapitalization of the Series A and Series B warrants. This amount included 1,956,952 shares of Common Stock issued to Fame Good upon the exchange of the warrants that it purchased from certain Series A and B warrant holders. Fame Good was a party to the Warrant Purchase Agreement and the Series A and B Warrant Exchange Agreement.

With respect to its Series C, AA, BB and JJ warrants, the Company entered into the Series C, AA, BB and JJ Warrant Exchange Agreement pursuant to which the Company exchanged all of the outstanding Series C, AA, BB and JJ warrants for the issuance by the Company of (i) 1.372921615 shares of the Company’s Common Stock per share of Series C warrant stock; (ii) 0.8203 shares of the Company’s Common Stock per share of Series AA and Series BB warrant stock; and (iii) 0.8288 shares of the Company’s Common Stock per share of Series JJ warrant stock. Upon the closing of this transaction on January 21, 2011, the Company issued an additional 2,220,456 shares of Common Stock to the Series C, AA, BB and JJ warrant holders. Fame Good was a party to the Series C, AA, BB and JJ Warrant Exchange Agreement.

After the completion of the transactions described above, the Company has one Series A warrant outstanding representing the right to purchase 128,755 shares of the Company’s Common Stock. The Company no longer has any Series B, C, AA, BB or JJ warrants outstanding.

Under the Warrant Purchase Agreement and the Series A and B Warrant Exchange Agreement, each warrant holder agreed to enter into (i) a Waiver (the “Waiver Agreement”) to that certain Lock-Up Agreement, dated February 7, 2007, between the Company and Fame Good (the “Lock-Up Agreement”) and that certain Series A Convertible Preferred Stock Purchase Agreement, dated February 7, 2007, among the Company and the purchasers listed thereunder (the “Stock Purchase Agreement”) and (ii) a Stockholders Agreement with the Company, Fame Good and Mr. Xu (the “Stockholders Agreement”). Under the Waiver Agreement, the parties agreed to waive those rights under the Stock Purchase Agreement and the Lock-Up Agreement that prevent the disposition of shares of the Company’s Common Stock by Fame Good, subject to the satisfaction of certain conditions, including the condition that the bid price of the Company’s Common Stock must equal or exceed $4.00 per share. Under the Stockholders Agreement, Fame Good agreed (i) to grant to the stockholders party thereto tag-along rights if Fame Good transfers an aggregate of 10% or more of its shares of the Company’s Common Stock, based on the number of shares held by Fame Good as of February 1, 2010, to a purchaser or affiliated group of purchasers and (ii) to not transfer or otherwise dispose of 50% or more of its shares to a proposed purchaser. The Waiver Agreement and Stockholders Agreement were entered into on December 13, 2010, and the Lock-Up Agreement and the Stockholders Agreement terminated on February 5, 2011.

The foregoing descriptions of the Warrant Purchase Agreement, Series A and B Warrant Exchange Agreement, Series C, AA, BB and JJ Warrant Exchange Agreement, Waiver Agreement and Stockholders Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such agreements, which are included as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5, respectively, to the Current Report on Form 8-K filed with the SEC on December 17, 2010. The Lock-Up Agreement and Stock Purchase Agreement were included as Exhibits 10.6 and 10.1, respectively, to the Current Report on Form 8-K filed with the SEC on February 13, 2007.

In connection with our February 2007 private placement, we entered into the Lock-Up Agreement with Fame Good. Under the terms of the lock-up agreement, Fame Good agreed not to sell any shares of our Common Stock, unless permitted by the February 2007 private placement investors. The Lock-Up Agreement expired in February 2011.

On November 11, 2009, our subsidiaries Wuhan Blower Co., Ltd. (“Wuhan Blower”), Wuhan Generating Equipment Co., Ltd. (“Wuhan Generating”) and Wuhan Sungreen Environment Protection Equipment Co., Ltd. (“Wuhan Sungreen”) entered into a Loan Agreement with Standard Chartered Bank (China) Limited, Guangzhou Branch. The Loan Agreement provided for a loan facility totaling RMB 303.1 million (approximately $47.7 million) in senior secured debt financing consisting of a term loan facility for up to RMB 211.6 million (approximately $33.3 million) and a term loan facility for up to RMB 91.5 million (approximately $14.4 million). Subsequently, the Company borrowed a maximum of RMB 157.6 million (approximately $24.8 million) under these loan facilities. The interest rate on these loans was 9.40%. In July 2010, the Company repaid all amounts owed to Standard Chartered and terminated the loan facilities with this bank. During the term of the loan, the Company paid an aggregate of RMB 157.6 million (approximately $24.8 million) in principal and RMB 6.3 million (approximately $1.0 million) in interest. The obligations under the Loan Agreement were guaranteed by the Company, Universe Faith Group Limited, a wholly owned subsidiary of the Company, and Mr. Xu, personally. Each of the guarantors also was a party to the Loan Agreement.

On April 28, 2010, Wuhan Generating entered into a loan agreement with Industrial Bank Co., Ltd. (“IBC”). Pursuant to this loan agreement, Wuhan Generating borrowed RMB 60.0 million (approximately $9.4 million). The interest rate on this loan was 6.37%. Wuhan Generating repaid this loan on April 27, 2011. During the term of the loan, Wuhan Generating paid an aggregate of RMB 60.0 million (approximately $9.4 million) in principal and RMB 3.8 million (approximately $0.6 million) in interest. The obligations under the loan agreement were guaranteed by Wuhan Blower and Mr. Xu and his son, personally.

Wuhan Generating entered into three additional loan agreements with IBC. Under the loan agreement executed on May 20, 2011, Wuhan Generating borrowed RMB 50.0 million (approximately $7.9 million) and agreed to repay this loan by May 19, 2012. Under the loan agreement executed on June 14, 2011, Wuhan Generating borrowed RMB 30.0 million (approximately $4.7 million) and agreed to repay this loan by June 13, 2012. Under the loan agreement executed on June 17, 2011, Wuhan Generating borrowed RMB 40.0 million (approximately $6.3 million) and agreed to repay this loan by June 16, 2012. The interest rate for all three of these loans is 8.20%. During the term of these loans, Wuhan Generating has paid no principal and an aggregate of RMB 3.2 million (approximately $0.5 million) in interest. As of November 14, 2011, Wuhan Generating owed IBC an aggregate of RMB 120.0 million (approximately $18.9 million) under these loans. The obligations under these loan agreements are guaranteed by Mr. Xu and his son, personally.

On November 30, 2010, Wuhan Blower entered into a loan agreement with Wuhan Zhong Jing Petty Loan Co., Ltd. Pursuant to this loan agreement, Wuhan Blower borrowed RMB 7.5 million (approximately $1.2 million). The interest rate on this loan was 20.40%. Wuhan Blower repaid this loan on May 3, 2011. During the term of the loan, Wuhan Blower paid an aggregate of RMB 7.5 million (approximately $1.2 million) in principal and RMB 0.8 million (approximately $0.1 million) in interest. The obligations under the loan agreement were guaranteed by Mr. Xu, personally.

On November 10, 2010, Wuhan Blower entered into a loan agreement with Wuhan Jiang Han District Bang Petty Loan Co., Ltd. (“WJH”). Pursuant to this loan agreement, Wuhan Blower borrowed RMB 10.0 million (approximately $1.6 million). The interest rate on this loan was 18.00%. Wuhan Blower repaid this loan on July 12, 2011. During the term of the loan, Wuhan Blower paid an aggregate of RMB 10.0 million (approximately $1.6 million) in principal and RMB 0.8 million (approximately $0.1 million) in interest. The obligations under the loan agreement were guaranteed by Wuhan Generating, Wuhan Sungreen and Mr. Xu, personally.

On April 27, 2011, Wuhan Blower entered into a second loan agreement with WJH. Pursuant to this loan agreement, Wuhan Blower borrowed RMB 18.5 million (approximately $2.9 million). The interest rate on this loan was 18.00%. Wuhan Blower repaid this loan on September 13, 2011. During the term of the loan, Wuhan Blower paid an aggregate of RMB 18.5 million (approximately $2.9 million) in principal and RMB 1.4 million (approximately $0.2 million) in interest. The obligations under the loan agreement were guaranteed by Wuhan Generating, Wuhan Sungreen and Mr. Xu, personally.

Wuhan Generating entered into three loan agreements with Shenzen Development Bank (“SDB”). Under the loan agreement executed on June 3, 2011, Wuhan Generating borrowed RMB 30.0 million (approximately $4.7 million) and agreed to repay this loan by June 2, 2012. The interest rate on this loan is 7.57%. Under the loan agreement executed on September 9, 2011, Wuhan Generating borrowed RMB 10.0 million (approximately $1.6 million) and agreed to repay this loan by December 8, 2011. The interest rate on this loan is 6.10%. Under the loan agreement executed on September 19, 2011, Wuhan Generating borrowed RMB 12.0 million (approximately $1.9 million) and agreed to repay this loan by December 18, 2011. The interest rate on this loan is 6.10%. During the term of these loans, Wuhan Generating has paid no principal and an aggregate of RMB 0.8 million (approximately $0.1 million) in interest. As of November 14, 2011, Wuhan Generating owed SDB an aggregate of RMB 52.0 million (approximately $8.2 million) under these loans. The obligations under all three of these loan agreements are guaranteed by Mr. Xu, personally; the obligations under two of these loan agreements are guaranteed by Mr. Xu’s son, personally.

On July 13, 2011, Wuhan Blower entered into a loan agreement with Hankou Bank. Pursuant to this loan agreement, Wuhan Blower borrowed RMB 10.0 million (approximately $1.6 million). The interest rate on this loan is 6.56%. Wuhan Blower must repay this loan by July 13, 2012. During the term of the loan, Wuhan Blower has paid no principal and RMB 0.1 million (approximately $0.0 million) in interest. As of November 14, 2011, Wuhan Blower owed Hankou Bank RMB 10.0 million (approximately $1.6 million) under this loan. The obligations under the loan agreement are guaranteed by Mr. Xu and his son, personally.

In October 2008, Mr. Xu entered into a loan agreement with Huaxia Bank Co., Ltd. (“Huaxia”). Pursuant to this loan agreement, Mr. Xu borrowed RMB 50.0 million (approximately $7.9 million). Mr. Xu repaid this loan in full. The interest rate on this loan was 6.75%. During the term of the loan, Mr. Xu paid RMB 50.0 million (approximately $7.9 million) in principal and RMB 9.6 million (approximately $1.5 million) in interest. The obligations under the loan agreement were guaranteed by Wuhan Blower.

As a result of our February 2007 reverse merger, the Company increased its capitalization to allow new stock issuances to investors at share premiums that were recognized as additional paid-in-capital. The PRC tax authority determined such stock transactions derived capital gain assessable to income tax in the amount of RMB 14.0 million (approximately $2.2 million). Given that the Company is domiciled outside of the PRC, the PRC tax authority levied this tax on Mr. Xu personally. The Company reimbursed Mr. Xu for the payment of this tax.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of our Common Stock as of November 14, 2011 by (i) each person known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) our directors, (iii) our named executive officers and (iv) our directors and executive officers as a group.

Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)	Percentage of Common Stock Owned(1)
Five Percent Stockholders (other than directors and named executive officers):
Citigroup Inc.(2)(3)	3,402,586	9.9%
NewQuest Capital Management (Cayman) Limited(2)(4)	3,363,820	9.9%
Adam Benowitz and Vision Capital Advisors, LLC(2)(5)	3,317,446	9.9%
The TCW Group, Inc.(2)(6)	2,356,915	6.9%
Directors and Named Executive Officers:
Qi Ruilong	0	*
Philip Lo	0	*
Huang Zhaoqi	0	*
David K. Karnes(7)	90,000	*
Brian Lin(8)	80,000	*
Xu Jie(9)	19,844,398	61.1%
Shi Yu(10)	40,000	*
Zheng Qingsong(11)	40,000	*
Directors and Executive Officers as a group (10 persons)(12)	20,094,398	61.4%

*	Less than 1%.
(1)	Applicable percentage ownership is based on 32,505,000 shares of Common Stock outstanding as of November 14, 2011. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently issuable upon conversion or exercisable within 60 days of November 14, 2011, are deemed to be beneficially owned by the person holding such convertible securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2)	These holders own shares of our Series A Convertible Preferred Stock, which we issued in a private placement transaction on February 7, 2007. In addition, we issued Series B Convertible Preferred Stock to certain of these holders in connection with the exercise of Series J Warrants, which expired on November 7, 2008. Until the preferred stock is converted, these holders have only limited voting rights with respect to the preferred stock. Because the preferred stock is presently convertible into or exercisable for shares of Common Stock, the holders are deemed to beneficially own such shares of Common Stock.
(3)	Based on a Schedule 13G/A filed by Citigroup Inc. and its affiliates (collectively, “Citigroup”) with the SEC on February 11, 2011. Citigroup owns 1,353,031 shares of Series A Convertible Preferred Stock and 2,062,232 shares of Series B Convertible Preferred Stock, which collectively are convertible into 3,415,263 shares of our Common Stock. The preferred stock is not convertible, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by Citigroup at such time, the number of shares of Common Stock which would result in Citigroup beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. Citigroup may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Citigroup beneficially owns 3,402,586 shares of our Common Stock. If Citigroup waived this ownership cap, it would beneficially own 4,953,292 shares of our Common Stock or approximately 13.8% of our outstanding Common Stock. Citigroup is deemed to beneficially own these securities, although record ownership of the securities is in the name of Old Lane Cayman Master Fund, L.P., Old Lane US Master Fund, L.P. and Old Lane HMA Master Fund, L.P. The address of Citigroup is 399 Park Avenue, New York, New York 10043.

(4)	Based on a Schedule 13G filed by NewQuest Capital Management (Cayman) Limited and its affiliates (“NewQuest”) with the SEC on April 25, 2011. NewQuest owns 1,272,779 shares of Series A Convertible Preferred Stock and 429,185 shares of Series B Convertible Preferred Stock, which collectively are convertible into 1,701,964 shares of our Common Stock. The preferred stock is not convertible, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by NewQuest at such time, the number of shares of Common Stock which would result in NewQuest beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. NewQuest may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, NewQuest beneficially owns 3,363,820 shares of our Common Stock. If NewQuest waived this ownership cap, it would beneficially own 3,592,798 shares of our Common Stock or approximately 10.5% of our outstanding Common Stock, NewQuest is deemed to beneficially own these securities, although record ownership of the securities is in the name of NewQuest Asia Investments Limited. The address of NewQuest is Walker House, 87 Mary Street, George Town, Grand Cayman, Cayman Islands KY1-9005.
(5)	Based on a Schedule 13G/A filed by Adam Benowitz, Vision Capital Advisors, LLC and its affiliates (collectively, “Vision”) with the SEC on February 16, 2010. Vision owns 1,971,117 shares of Series A Convertible Preferred Stock and 3,004,292 shares of Series B Convertible Preferred Stock, which collectively are convertible into 4,975,409 shares of our Common Stock. The preferred stock is not convertible, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion would exceed, when aggregated with all other shares of Common Stock owned by Vision at such time, the number of shares of Common Stock which would result in Vision beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. Vision may waive this ownership cap on 61 days’ prior notice to us. As a result of this ownership cap, Vision beneficially owns 3,317,446 shares of our Common Stock. If Vision waived this ownership cap, it would beneficially own 7,288,291 shares of our Common Stock or approximately 19.4% of our outstanding Common Stock. Vision is deemed to beneficially own these securities, although record ownership of the securities is in the name of Vision Capital Advantage Fund, L.P. and Vision Opportunity Master Fund, Ltd. The address of Vision is 20 West 55th Street, 5th Floor, New York, New York 10019.
(6)	Based on a Schedule 13G/A filed by The TCW Group, Inc. (“TCW”) with the SEC on February 10, 2011. TCW owns 563,176 shares of Series A Convertible Preferred Stock and 858,369 shares of Series B Convertible Preferred Stock, which collectively are convertible into 1,421,545 shares of our Common Stock. The preferred stock is not convertible, however, to the extent that the number of shares of Common Stock to be issued pursuant to such conversion or exercise would exceed, when aggregated with all other shares of Common Stock owned by TCW at such time, the number of shares of Common Stock which would result in TCW beneficially owning in excess of 9.9% of the then issued and outstanding shares of our Common Stock. TCW may waive this ownership cap on 61 days’ prior notice to us. TCW is deemed to beneficially own these securities, although record ownership of the securities is in the name of TCW Americas Development Association L.P. The address of TCW is 865 South Figueroa Street, Los Angeles, California 90017.
(7)	Includes 7,000 shares held in an IRA account, 2,000 shares held by a corporation controlled by Mr. Karnes, and options to purchase 80,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of November 14, 2011. The term of Mr. Karnes expires at this year’s Annual Meeting and he has decided not to stand for re-election.
(8)	Includes options to purchase 80,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of November 14, 2011.
(9)	Includes 19,844,398 shares of Common Stock held by Fame Good. Xu Jie, our Chairman of the Board, is also the Director and controlling stockholder of Fame Good and as a result is deemed to be the beneficial owner of the securities held by Fame Good. Mr. Xu does not directly own any shares of our Common Stock. Mr. Xu’s business address is Canglongdao Science Park of Wuhan, East Lake Hi-Tech Development Zone, Wuhan, Hubei 430200, People’s Republic of China.
(10)	Includes options to purchase 40,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of November 14, 2011.
(11)	Includes options to purchase 40,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of November 14, 2011.
(12)	Includes options to purchase 240,000 shares of Common Stock that are currently exercisable or are exercisable within 60 days of November 14, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who beneficially own more than 10% of any class of our equity securities, who collectively we generally refer to as insiders, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of Wuhan General. Our insiders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of the forms furnished to us, we believe that during the 2010 fiscal year our insiders complied with all applicable filing requirements, except that Mr. Qi made a single late filing reporting his initial statement of beneficial ownership.

Stockholder Proposals

The 2012 Annual Meeting of Stockholders is anticipated to be held in December 2012. Under Rule 14a-8 promulgated by the SEC under the Securities Exchange Act of 1934, as amended, any proposal that a stockholder intends to be presented at the 2012 Annual Meeting via the proxy statement and form of proxy to be distributed by us in connection with the 2012 Annual Meeting, must be received by the Secretary of Wuhan General at our principal executive offices prior to August 15, 2012. However, if the 2012 Annual Meeting is held on a date more than 30 days before or after December 28, 2012, stockholder proposals for the 2012 Annual Meeting must be submitted a reasonable time before we begin to print and send our proxy materials. Stockholder proposals received after this date will be considered untimely under Rule 14a-8.

We reserve the right to decline to include in our proxy materials any stockholder’s proposal that does not comply with the rules of the SEC for inclusion therein. We will furnish copies of the applicable Bylaw provisions that set forth the requirements for a stockholder’s written notice upon written request to the Secretary of Wuhan General at the Company’s corporate headquarters.

WUHAN GENERAL GROUP (CHINA), INC.
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON DECEMBER 28, 2011

The undersigned hereby revokes all previous proxies, acknowledges receipt of the notice of the 2011 Annual Meeting of Stockholders of Wuhan General Group (China), Inc. (“Wuhan General”) to be held on December 28, 2011 (the “Annual Meeting”) and appoints each of Qi Ruilong and Philip Lo as a proxy, each with the power to appoint his substitute, and hereby authorizes each of them to exercise at the Annual Meeting, and at any adjournments or postponements thereof, all the votes to which the undersigned is entitled by virtue of the undersigned’s record ownership of shares of Common Stock of Wuhan General. The exercise of such votes shall be as set forth herein upon all matters referred to on this proxy card and described in the Proxy Statement for the Annual Meeting, and, in such proxy holder’s discretion, upon any other matters that may properly come before the Annual Meeting.

(Continued and to be signed on the reverse side.)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

1.	To elect six directors for terms expiring at the 2012 Annual Meeting of Stockholders.

NOMINEES:
☐ FOR ALL NOMINEES	º Huang Zhaoqi º Brian Lin º Qi Ruilong º Shi Yu º Xu Jie º Zheng Qingsong
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: •
2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder, and in the discretion of the proxy holder as to any other matter that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” LISTED IN PROPOSAL 1.

PLEASE MARK, SIGN, DATE AND RETURN YOUR EXECUTED PROXY CARD TO US
PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder ___________________________ Date: ________________

Signature of Stockholder ___________________________ Date: ________________

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on December 28, 2011:

The Proxy Statement and the 2010 Annual Report to Stockholders are available at www.wuhangeneral.com/2011AnnualMeeting.html.